Exhibit 99.1

ATP Announces 3,500,000 Share Repurchase Program

HOUSTON--(BUSINESS WIRE)--October 27, 2008--ATP Oil & Gas Corporation (NASDAQ:ATPG) today announced that its Board of Directors has approved a share repurchase program of up to 3,500,000 shares or roughly 10% of the currently outstanding shares. The program, authorized through the end of 2011, will be funded by free cash flow and the proceeds of asset sales and monetizations.

T. Paul Bulmahn, Chairman and CEO of ATP, stated that “In August 2008, ATP estimated its recoverable oil and gas to be approximately 252 million BOE. With approximately 35 million outstanding shares, each share accounts for roughly seven BOE. This represents a large disconnect between our asset value per share and our trading value per share. With funds generated from our ongoing monetization program and with our internally generated cash flow, we intend to reduce debt, continue our 2008 and 2009 capital development program at levels we deem prudent and actively pursue a share repurchase program. The divestiture of a portion of two selected North Sea properties announced earlier today launches our repurchase of ATP shares. At these prices investing in our own shares is accretive to our equity owners.”

All repurchases will be made from time to time in the open market and in privately negotiated transactions when opportunities to do so at favorable prices present themselves in compliance with all applicable laws and regulations, including Securities and Exchange Commission rules.

About ATP Oil & Gas Corporation

ATP Oil & Gas is an international offshore oil and gas development and production company with operations in the Gulf of Mexico and the North Sea. The company trades publicly as ATPG on the NASDAQ Global Select Market. For more information about ATP Oil & Gas Corporation, visit www.atpog.com.

Forward-looking Statements

Certain statements included in this news release are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as our ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. The SEC has generally permitted oil and gas companies, in filings made with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We and our independent third party reservoir engineers use the terms "probable" and “possible” and we use the term “recoverable hydrocarbons” to describe volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC's guidelines may prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves. All estimates of probable and possible reserves in this news release have been prepared by our independent third party engineers and all estimates of recoverable hydrocarbons have been prepared by management. More information about the risks and uncertainties relating to ATP's forward-looking statements are found in our SEC filings.

CONTACT:
ATP Oil & Gas Corporation, Houston
T. Paul Bulmahn, 713-622-3311
Chairman and CEO
Albert L. Reese, Jr., 713-622-3311
Chief Financial Officer
www.atpog.com